Exhibit 99.A

News For Immediate Release

El Paso Corporation Reports 190 Percent Increase in Third Quarter Earnings
HOUSTON, TEXAS, November 6, 2008—El Paso Corporation (NYSE: EP) is reporting today third quarter 2008 financial and operational results for the company.
Highlights include:
-	$0.58 earnings per diluted share from continuing operations versus $0.20 in 2007

-	$0.35 earnings per diluted share, after adjusting for production-related derivatives and other items impacting third quarter 2008 results, versus $0.22 in 2007

-	Pipeline earnings before interest expense and taxes (EBIT) of $278 million, which includes a $12 million negative impact from Hurricanes Ike and Gustav

-	Exploration & Production (E&P) EBIT of $532 million—up 129 percent versus third quarter 2007, including $214 million of mark-to-market (MTM) gains on derivative contracts not designated as accounting hedges

-	Production, including unconsolidated affiliate volumes, totaled 793 million cubic feet equivalent per day (MMcfe/d), which reflects a production loss of 41 MMcfe/d due to hurricanes and a tropical storm
“We had another solid quarter, with improved earnings in both the Pipeline Group and E&P” said Doug Foshee, president and chief executive officer of El Paso Corporation. ”In addition, we placed three pipeline projects in-service, and we made continued progress on the Ruby Pipeline Project. On the E&P side, we completed our first two wells in the Haynesville Shale. As we announced, we have taken steps to maintain our already strong liquidity position as we enter 2009 so that we can execute on our pipeline backlog and meet our financial obligations, even if current capital market constraints persist.”

A summary of financial results for the quarters ended September 30, 2008, and 2007 is as follows:
Financial Results

	Quarters Ended
	September 30,
($ in millions, except per share amounts)	2008	2007

Net income	$445	$155
Preferred stock dividends	9	9

Net income available to common stockholders	$436	$146

Basic earnings per common share	$0.63	$0.21

Diluted earnings per common share	$0.58	$0.20

Items Impacting Quarterly Results
Third quarter 2008 and 2007 net income includes the following items:

Third Quarter 2008	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income available to common stockholders		$436	$0.58
Adjustments[1]
Change in fair value of power contracts	$(63)	$(40)	$(0.05)
Change in fair value of legacy indemnification	12	8	0.01

Change in fair value of production-related derivatives in Marketing	(14)	(9)	(0.01)
MTM impact of E&P derivatives[2]	(215)	(138)	(0.18)

Adjusted EPS—continuing operations[3]			$0.35

[1]	Assumes a 36 percent tax rate and 766 million diluted shares

[2]	Consists of $214 million of MTM gains on derivatives, adjusted for $1 million of realized losses from cash settlements

[3]	Based upon 766 million fully diluted shares and includes income impact from dilutive securities

Third Quarter 2007	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income available to common stockholders		$146	$0.20
Adjustments[1]
Brazilian power impairments	$65	$65	$0.09
Crude oil trading liability	(77)	(49)	(0.07)
Case Corporation indemnification	11	7	0.01

Change in fair value of production-related derivatives in Marketing	(15)	(10)	(0.01)

Adjusted EPS—continuing operations[2]			$0.22

[1]	Assumes a 36 percent tax rate, except for Brazilian power impairments, and 759 million diluted shares

[2]	Based upon 759 million diluted shares and includes the income impact from dilutive securities

Financial Results – Nine Months Ended September 30, 2008
For the nine months ended September 30, 2008, El Paso reported net income available to common stockholders of $827 million, or $1.12 per diluted share, compared with $922 million, or $1.31 per diluted share, for the first nine months of 2007, which includes a $674 million, or $0.96 per share, gain on the sale of ANR and related assets. Earnings for the nine-month periods of 2008 and 2007, after adjusting for the impacts of production-related derivatives and other items, are $1.09 and $0.69 per diluted share, respectively. A schedule of items affecting year-to-date results is listed as an appendix to the release.
Business Unit Financial Update
Segment EBIT Results

	Quarters Ended
	September 30,
($ in millions)	2008	2007

Pipeline Group	$278	$275
Exploration and Production	532	232
Marketing	82	(8)
Power	(6)	(67)
Corporate and Other	(5)	51

	$881	$483

Pipeline Group
The Pipeline Group’s EBIT for the quarter ended September 30, 2008 was $278 million, compared with $275 million for the same quarter in 2007. EBIT before minority interest associated with El Paso Pipeline Partners, L. P. (NYSE: EPB), which completed its initial public offering in November 2007, was $285 million, a 4 percent increase from 2007 levels. In the third quarter of 2008, EBIT includes a $12 million unfavorable impact related to lost natural gas and higher operations and maintenance costs due to facility damage caused by Hurricanes Ike and Gustav. The company continues to assess the damages resulting from the hurricanes and the corresponding impact on estimated costs to repair and abandon impacted facilities. El Paso anticipates additional costs to occur in the fourth quarter and into 2009. During the third quarter of 2008, EBIT was favorably impacted by higher reservation revenues due to additional capacity sold on the pipeline systems and several expansion projects that went into service in 2007 and 2008. Offsetting the favorable impact were higher operating costs, primarily due to increased labor costs to support growth and customer activities, as well as additional maintenance work required on several of the pipeline systems.
Pipeline Group Results

	Quarters Ended
	September 30,
($ in millions)	2008	2007

EBIT before minority interest	$285	$275
Minority interest	(7)	—

EBIT	$278	$275
DD&A	$97	$94

Total throughput (BBtu/d)[1]	18,905	18,512

[1]	Includes proportionate share of jointly owned pipelines
Exploration and Production
The Exploration and Production segment’s EBIT for the quarter ended September 30, 2008, was $532 million, compared with $232 million for the same period in 2007. The increase was primarily due to higher realized commodity prices, and $214 million of net MTM gains in 2008, versus $6 million in 2007, on derivative contracts not designated as accounting hedges, partially offset by lower production volumes and higher production taxes.
Third quarter 2008 production volumes averaged 793 MMcfe/d, including 75 MMcfe/d of unconsolidated affiliate production volumes. Third quarter 2007 production volumes averaged 848 MMcfe/d, including 61 MMcfe/d of unconsolidated affiliate production volumes and 117 MMcfe/d related to properties that were divested in the first quarter of 2008. Production volumes during the third quarter of 2008 were negatively impacted by Hurricanes Ike, Gustav, and Dolly, and Tropical Storm Edouard by approximately 41 MMcfe/d. Approximately 80 MMcfe/d of production in the Gulf of Mexico remains shut-in due to repairs to certain systems owned and operated by third parties. The operators currently estimate these systems will be repaired and back in-service by mid-December 2008. In addition, two platforms that produced a total of 15 MMcfe/d remain shut-in pending damage assessments.
Total per-unit cash operating costs increased to an average of $1.89 per thousand cubic feet equivalent (Mcfe) in third quarter 2008 from $1.77 per Mcfe for the same 2007 period. The increase is primarily a result of lower production volumes and higher production taxes, which rise with commodity prices, partially offset by a decrease in G&A expenses, which were lower due primarily to the reversal of an accrual as a result of a favorable ruling on a legal matter.

Exploration and Production Results

	Quarters Ended
	September 30,
($ in millions, except prices and unit cost amounts)	2008	2007

Natural gas, oil, condensate and NGL revenue	$644	$560
Changes in fair value of derivative contracts[1]	214	6
Other revenues	23	9

Total operating revenues	$881	$575
Operating expenses	(353)	(347)
Other income	4	4

EBIT	$532	$232
DD&A	$191	$194
Consolidated volumes:
Natural gas sales volumes (MMcf/d)	615	660
Oil, condensate, and NGL sales volumes (MBbls/d)	17	21
Total consolidated equivalent sales volumes (MMcfe/d)	718	787
Four Star total equivalent sales volumes (MMcfe/d)[2]	75	61

Weighted average realized prices including hedges[3]
Natural gas ($/Mcf)	$8.92	$7.12
Oil, condensate, and NGL ($/Bbl)	$88.17	$66.26

Transportation costs[3]
Natural gas ($/Mcf)	$0.37	$0.29
Oil, condensate, and NGL ($/Bbl)	$1.18	$0.84

Per-unit costs ($/Mcfe)[3]
DD&A	$2.89	$2.69
Cash operating costs[4]	$1.89	$1.77

[1]	Represents the income effect of contracts not designated as accounting hedges

[2]	Four Star is an equity investment; Amounts disclosed represent the company’s proportionate share

[3]	Does not include proportionate share of Four Star

[4]	Includes direct lifting costs, production taxes, G&A expenses, and taxes other than production and income
Hedge Positions
For the fourth quarter of 2008, El Paso has 42 trillion British thermal units (TBtu) of natural gas production hedged, with an average floor price of $7.93 per million British thermal unit (MMBtu) and an average ceiling price of $10.16 per MMBtu. In addition, El Paso has 0.8 million barrels of fourth quarter 2008 crude oil production hedged with an average floor price of $79.81 per barrel and an average ceiling price of $80.10 per barrel. For 2009, El Paso has natural gas hedges with an average floor price of $9.02 per MMBtu on 176 TBtu and an average ceiling price of $14.97 per MMBtu on 151 TBtu. El Paso also has oil hedges for 2009 on 3.4 million barrels of crude oil at an average fixed price of $109.93 per barrel. Further information on the company’s hedging activities will be available in El Paso’s Form 10-Q.
Other Operations
Marketing
The Marketing segment reported EBIT of $82 million for the quarter ended September 30, 2008, compared with an EBIT loss of $8 million for the same period in 2007. The third quarter 2008 EBIT included a $63 million MTM gain on the company’s power obligations that extend through 2016 in the Pennsylvania-New Jersey-Maryland (PJM) power market, a $17 million gain from proceeds recognized on various Enron bankruptcy claims, and a $14 million MTM gain in the fair value of derivatives intended to manage the price risk of the company’s oil production. In the third quarter of 2007, the company realized a MTM gain of $15 million on its production-related derivatives, a $9 million loss from transport obligations on Alliance Pipeline, and a MTM loss of $11 million on its PJM power contracts.
Power
The Power segment reported an EBIT loss of $6 million for the quarter ended September 30, 2008, compared with an EBIT loss of $67 million for the same period in 2007. The 2007 period included impairments related to the company’s interest in its Brazilian power assets.
Corporate and Other
Corporate and Other reported an EBIT loss of $5 million for the quarter ended September 30, 2008, compared with EBIT of $51 million for the same period in 2007. The 2007 results were favorably impacted by the reversal of a $77 million liability related to Coastal Corporation’s legacy crude oil marketing and trading business.
Detailed operating statistics for each of El Paso’s businesses will be posted at www.elpaso.com in the Investors section.
Webcast Information
El Paso Corporation has scheduled a live webcast of its third quarter 2008 results on November 6, 2008, beginning at 10:00 a.m. Eastern Time, 9:00 a.m. Central Time, which may be accessed online through El Paso’s Web site at www.elpaso.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID # 59581981) ten minutes prior to the start of the webcast.
A replay of the webcast will be available online through the company’s Web site in the Investors section. A telephone audio replay will be also available through November 13, 2008 by dialing (800) 642-1687 (conference ID # 59581981). If you have any questions regarding the dial-in procedures, please contact Margie Fox at (713) 420-2903.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s full operating statistics, which will be posted at www.elpaso.com in the Investors section.
El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments. The company defines EBIT as net income (loss) adjusted for (i) items that do not impact its income (loss) from continuing operations, such as extraordinary items and discontinued operations; (ii) income taxes; and (iii) interest and debt expense. The company excludes interest and debt expense so that investors may evaluate the company’s operating results without regard to its financing methods or capital structure. El Paso’s business operations consist of both consolidated businesses as well as investments in unconsolidated affiliates. As a result, the company believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso’s businesses and investments. Exploration and Production per-unit total cash costs or cash operating costs equal total operating expenses less DD&A, transportation costs, ceiling test charges, and cost of products and services divided by total production. It is a valuable measure of operating efficiency. For 2008, Adjusted EPS is earnings per share from continuing operations excluding the gain or loss related to the change in fair value of an indemnification from the sale of an ammonia plant in 2005, the gain related to an adjustment of the liability for indemnification of medical benefits for retirees of the Case Corporation, the gain related to the disposition of a portion of the company’s investment in its telecommunications business, changes in fair value of power contracts, changes in fair value of the production-related derivatives in Marketing, impact of mark-to-market E&P derivatives, and other legacy litigation adjustments. For 2007, Adjusted EPS is earnings per share from continuing operations excluding changes in fair value of production-related derivatives in Marketing, the loss related to Brazilian power impairments, the gain related to the crude oil trading liability, the loss related to an adjustment of the liability for indemnification of medical benefits for retirees of the Case Corporation, debt repurchase costs, and the effect of the change in the number of diluted shares. Adjusted EPS is useful in analyzing the company’s on-going earnings potential.

El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare the operating and financial performance of the company and its business segments with the performance of other companies within the industry.
These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP operating measurements.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, changes in unaudited and/or unreviewed financial information; our ability to meet our 2009 debt maturities; volatility in, and access to, the capital markets; our ability to implement and achieve our objectives in our 2008 plan, including achieving our earnings and cash flow targets; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Exploration and Production segment; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline and E&P projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; our ability to close asset sales, as well as transactions with partners on one or more of our expansion projects that are included in the plan on a timely basis; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers ;changes in commodity prices and basis differentials for oil, natural gas, and power; our ability to obtain targeted cost savings in our businesses; inability to realize anticipated synergies and cost savings on a timely basis or at all; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Certain of the production information in this press release include the production attributable to El Paso’s 49 percent interest in Four Star Oil & Gas Company (“Four Star”). El Paso’s Supplemental Oil and Gas disclosures, which are included in its Annual Report on Form 10-K, reflect its proportionate share of the proved reserves of Four Star separate from its consolidated proved reserves. In addition, the proved reserves attributable to its proportionate share of Four Star represent estimates prepared by El Paso and not those of Four Star.
Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906

Appendix to El Paso Corporation November 6, 2008 Earnings Press Release
Items Impacting year-to-date results

Nine Months Ended September 30, 2008	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS
Net income available to common stockholders		$827	$1.12
Adjustments[1]
Change in fair value of power contracts	$83	$53	$0.07
Change in fair value of legacy indemnification	46	29	0.04
Case Corporation indemnification	(65)	(27)	(0.04)
Gain on sale of portion of telecommunications business	(18)	(12)	(0.01)
Other legacy litigation adjustments	(27)	(29)	(0.04)

Change in fair value of production-related derivatives in Marketing	59	38	0.05
MTM impact of E&P derivatives[2]	(123)	(79)	(0.10)

Adjusted EPS—continuing operations[3]			$1.09

[1]	Assumes a 36 percent tax rate, except for Case Corporation indemnification and other legacy litigation adjustments, and 767 million diluted shares

[2]	Consists of $104 million of MTM gains on derivatives, adjusted for $19 million of realized losses from cash settlements

[3]	Based upon 767 million fully diluted shares and includes the income impact from dilutive securities

Nine Months Ended September 30, 2007	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS
Net income available to common stockholders		$922	$1.31
Adjustments[1]
Brazilian power impairments	$65	$65	$0.09
Crude oil trading liability	(77)	(49)	(0.07)
Case Corporation indemnification	11	7	0.01
Debt repurchase costs	287	184	0.26
Change in fair value of production-related derivatives in Marketing	63	40	0.06
Sale of ANR and related assets	(1,043)	(674)	(0.96)
Effect of change in number of diluted shares[2]			(0.01)

Adjusted EPS—continuing operations[2]			$0.69

[1]	Assumes a 36 percent tax rate, except for Brazilian power impairments and discontinued operations, and 699 million diluted shares

[2]	Based upon 757 million diluted shares and includes income impact from dilutive securities